Exhibit 4.1(a)

KRAFT FOODS INC.

OFFICERS’ CERTIFICATE

Reference is made to Section 301 of the Indenture dated as of October 17, 2001, between Kraft Foods Inc. (the “Company”) and The Bank of New York (as successor to The Chase Manhattan Bank), as Trustee (the “Indenture”), the Terms Agreement dated December 5, 2007 (the “Terms Agreement”) among the Company and Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc. and UBS Securities LLC, as representatives of the Underwriters named therein, relating to the offer and sale by the Company of $2,000,000,000 aggregate principal amount of its 6.125% Notes due 2018 and $1,000,000,000 aggregate principal amount of its 6.875% Notes due 2038 and the Underwriting Agreement dated December 5, 2007 (the “Underwriting Agreement”) incorporated by reference into the Terms Agreement. Capitalized terms used but not otherwise defined herein shall have the respective meanings given such terms in the Indenture, the Underwriting Agreement or the Terms Agreement, as the case may be. The undersigned Vice President and Corporate Secretary, in the case of Carol J. Ward, and Executive Vice President and Chief Financial Officer, in the case of Timothy R. McLevish, of the Company, hereby certify that they have authorized the issue and sale of the Notes by the Company, and, in connection with such issue, have determined, approved or appointed, as the case may be, the following:

a)	Title: 6.125% Notes due 2018 (the “2018 Notes”) and 6.875% Notes due 2038 (the “2038 Notes”), (collectively, the “Notes”).

b)	Principal Amount: In the case of the 2018 Notes, $2,000,000,000 and in the case of the 2038 Notes, $1,000,000,000.

c)	Interest: In the case of the 2018 Notes, 6.125% per annum, from December 12, 2007, payable semiannually on February 1 and August 1, commencing August 1, 2008, to holders of record on the preceding January 15 or July 15, as the case may be. In the case of the 2038 Notes, 6.875% per annum, from December 12, 2007, payable semiannually on February 1 and August 1, commencing August 1, 2008, to holders of record on the preceding January 15 or July 15, as the case may be.

d)	Form and Denominations: Fully-registered book-entry form in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

e)	Maturity: In the case of the 2018 Notes, February 1, 2018 and in the case of the 2038 Notes, February 1, 2038.

f)

Change of Control: Upon the occurrence of both (i) a change of control of the Company and (ii) a downgrade of the Notes below an investment grade rating by each of Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services and Fitch Ratings within a specified period, the Company will be required to make an offer to purchase the Notes of each series at a price equal to 101% of the aggregate principal amount of such series, plus accrued and unpaid interest to the date of repurchase as and to the extent set forth in the global notes representing the Notes attached hereto as Exhibits A-1, A-2, A-3, A-4, A-5 and A-6.

g)	Optional Redemption: The Company may, at its option, redeem the Notes in whole, but not in part, upon the occurrence of specified tax events as set forth in the global notes representing the Notes attached hereto as Exhibits A-1, A-2, A-3, A-4, A-5 and A-6. The Notes may not otherwise be redeemed at the option of the Company prior to maturity.

h)	Payment of Additional Amounts: Section 1010 of the Indenture shall be applicable to the Notes, except that the term “Holder,” when used in Section 1010 of the Indenture, shall mean the beneficial owner of a Note or any person holding on behalf or for account of the beneficial owner of a Note.

i)	Sinking Fund: None.

j)	Purchase Price: In the case of the 2018 Notes, 99.065% of principal amount of the 2018 Notes, plus accrued interest, if any, from December 12, 2007 and in the case of the 2038 Notes, 98.476% of principal amount of the 2038 Notes, plus accrued interest, if any, from December 12, 2007.

k)	Place of Payment: Payments of principal and interest on the Notes will be made to The Depository Trust Company as the registered owner of the global security.

l)	Events of Default and Restrictive Covenants: As set forth in the Indenture.

m)	Trustee: The Bank of New York.

n)	Form of Notes: Attached as Exhibit C to the Secretary’s Certificate dated as of December 12, 2007 and delivered in connection with the delivery of the Notes.

o)	Price to Public: In the case of the 2018 Notes, 99.515% of principal amount of the 2018 Notes; and in the case of the 2038 Notes, 99.351% of principal amount of the 2038 Notes.

IN WITNESS WHEREOF, the undersigned Vice President and Corporate Secretary and Executive Vice President and Chief Financial Officer, respectively, of the Company, have executed this Certificate as of the 12th day of December, 2007.

KRAFT FOODS INC.

By:	/s/ Carol J. Ward
Name:	Carol J. Ward
Title:	Vice President and Corporate Secretary

By:	/s/ Timothy R. McLevish
Name:	Timothy R. McLevish
Title:	Executive Vice President and Chief Financial Officer

Signature Page to Officers’ Certificate – Section 301 of the Indenture